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Exhibit 5.1

[LETTERHEAD OF GREENBERG TRAURIG]

Judith D. Fryer
212-801-9330
fryerj@gtlaw.com

June 21, 2004

CNL Hospitality Properties, Inc.
450 South Orange Avenue
Orlando, FL 32801

Ladies and Gentlemen:

        We have acted as counsel for CNL Hospitality Properties, Inc., a Maryland corporation (the "Company"), in connection with the registration and proposed sale of up to 5,000,000 shares of common stock of the Company, par value $0.01 per share, having a proposed maximum offering price of $9.50 per share (the "Shares"), pursuant to the Registration Statement on Form S-3, which is being filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement").

        Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon payment for and issuance and delivery as provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP
Greenberg Traurig, LLP

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  Exhibit 5.1